UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Donnelley Financial Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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35 West Wacker Drive

Chicago, Illinois 60601

On April 14, 2017, Donnelley Financial Solutions, Inc., a Delaware corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, May 18, 2017, and at any adjournments or postponements thereof. The Annual Meeting will be held at 10 a.m. (Central time) at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois 60611.

This additional definitive proxy material is being filed with the Securities and Exchange Commission by the Company to correct a clerical error in the Proxy Statement with respect to the Compensation Committee description, which inadvertently omitted the fees of Willis Towers Watson and FW Cook for their post-spin executive compensation consulting services.

The fourth paragraph of the subsection “The Board’s Committees and Their Functions — Compensation Committee” on page 16 is replaced in its entirety with the following:

For 2016 post-Spin work, Willis Towers Watson’s fees for executive compensation consulting services were approximately $163,000 and for 2016 FW Cook’s fees for executive compensation consulting services were approximately $24,000.

Except as described above, this additional definitive proxy material does not modify, amend, supplement or otherwise affect the Proxy Statement.